EXHIBIT 21

                          FVNB CORP. & SUBSIDIARIES

                Organizational Structure as of March 29, 1999


1.  FVNB Corp

   A. FVNB Delaware Corporation, and its subsidiaries

      1) First Victoria National Bank, and its subsidiaries
         a) First Victoria Leasing
         b) First Victoria Community Development Corporation
         c) PMV, Inc.

      2) Citizens Bank of Texas, and its subsidiary
         a) Citizens Insurance Agency of Texas

      3) CBOT Mortgage (dba Citizens Mortgage)